Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arrow Financial Corporation:

We consent to the incorporation by reference in the registration statements, Form S-3 (No. 333-47912), Form S-8 (No. 333-66192), Form S-8 (No. 333-62719), and Form S-8 (No. 333-110445) of Arrow Financial Corporation and subsidiaries of our report dated March 13, 2006, except for Note 1, as to which the date is October 12, 2006, with respect to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 13, 2006 on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of the internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K/A of Arrow Financial Corporation.

/s/ KPMG LLP

Albany, NY

October 13, 2006